                                                                   EXHIBIT 10.1


                           PURCHASE AND SALE AGREEMENT


                                  By and among



                             PINNOAK RESOURCES, LLC



                           PINNACLE LAND COMPANY, LLC,



                           OAK GROVE LAND COMPANY, LLC



                                       and



                                     WPP LLC



                                  June 30, 2003

                                TABLE OF CONTENTS


         ARTICLE I DEFINITIONS AND INTERPRETATIONS.......................................................1

1.1      Definitions.....................................................................................1
1.2      Interpretations.................................................................................1

         ARTICLE II PURCHASE AND SALE OF ASSETS..........................................................2

2.1      Purchase and Sale...............................................................................2
2.2      Purchase Price..................................................................................3
2.3      The Closing.....................................................................................3
2.4      Deliveries at the Closing.......................................................................3
2.5      Escrow   4

         ARTICLE III REPRESENTATIONS AND WARRANTIES OF PINNOAK AND SELLERS...............................4

3.1      Representations as to PinnOak, Sellers and Transaction..........................................4
3.2      Representations and Warranties Concerning the Assets............................................6
3.3      Limitations of Representations and Warranties...................................................8

         ARTICLE IV REPRESENTATIONS AND WARRANTIES OF BUYER..............................................8

4.1      Representations and Warranties of the Buyer.....................................................8

         ARTICLE V [Intentionally Omitted]...............................................................9

         ARTICLE VI POST-CLOSING COVENANTS...............................................................9

6.1      General  9
6.2      Delivery and Retention of Records..............................................................10
6.3      Confidentiality................................................................................10
6.4      Notice Pursuant to USS Agreement...............................................................11

         ARTICLE VII [Intentionally Omitted]............................................................11

         ARTICLE VIII REMEDIES FOR BREACHES OF AGREEMENT................................................11

8.1      Survival of Representations, Warranties and Certain Covenants..................................11
8.2      Indemnification Provisions for Benefit of the Buyer............................................12
8.3      Indemnification Provisions for Benefit of PinnOak and Sellers..................................13
8.4      Matters Involving Third Parties................................................................14
8.5      Determination of Amount of Adverse Consequences................................................14
8.6      Arbitration....................................................................................15
8.7      Tax Treatment of Indemnity Payments............................................................16

         ARTICLE IX TAX MATTERS.........................................................................16

9.1      Post-Closing Tax Returns.......................................................................16
9.2      Pre-Closing Tax Returns........................................................................16
9.3      Allocation of Ad Valorem Taxes.................................................................16
9.4      Claims for Refund..............................................................................17
9.5      Cooperation on Tax Matters.....................................................................17


9.6      Certain Taxes..................................................................................18
9.7      Confidentiality................................................................................18
9.8      Audits   18
9.9      Control of Proceedings.........................................................................19
9.10     Powers of Attorney.............................................................................19
9.11     Remittance of Refunds..........................................................................19
9.12     Purchase Price Allocation......................................................................20
9.13     Closing Tax Certificate........................................................................20

         ARTICLE X [Intentionally Omitted]..............................................................20

         ARTICLE XI MISCELLANEOUS.......................................................................20

11.1     Insurance......................................................................................20
11.2     Press Releases and Public Announcements........................................................21
11.3     No Third Party Beneficiaries...................................................................21
11.4     Succession and Assignment......................................................................21
11.5     Counterparts...................................................................................22
11.6     Notices  22
11.7     Governing Law..................................................................................23
11.8     Consent to Jurisdiction and Service of  Process; Appointment of Agent for Service of Process...23
11.9     Waiver of Jury Trial...........................................................................24
11.10    Entire Agreement...............................................................................25
11.11    Severability...................................................................................25
11.12    Transaction Expenses...........................................................................25

EXHIBITS

Exhibit A:      Definitions and Interpretations
Exhibit B-1:    Form of Special Warranty Deed (AL)
Exhibit B-2:    Form of Special Warranty Deed (WV)
Exhibit C:      Form of Lease Agreements
Exhibit D:      Form of Escrow Agreement
Exhibit E:      Form of Access Easement and Restriction Agreement (AL)
Exhibit F:      Form of Access Easement and Restriction Agreement (WV)
Exhibit G:      Alabama Permitted Encumbrances
Exhibit H:      West Virginia Permitted Encumbrances
Exhibit I:      PinnOak Balance Sheet
Exhibit J:      PinnOak Sources and Uses Table

                           PURCHASE AND SALE AGREEMENT

         THIS PURCHASE AND SALE AGREEMENT (this "Agreement") dated as of June 30, 2003 by and among PINNOAK RESOURCES, LLC, a Delaware limited liability company ("PinnOak"), PINNACLE LAND COMPANY, LLC, a Delaware limited liability company ("Pinnacle"), OAK GROVE LAND COMPANY, LLC, a Delaware limited liability company ("Oak Grove" and, collectively with Pinnacle, "Sellers"), and WPP LLC, a Delaware limited liability company, ("Buyer"). Sellers and Buyer are sometimes referred to collectively herein as the "Parties" and individually as a "Party."

                                    RECITALS

         WHEREAS, PinnOak owns a 100% membership interest in each of the Sellers;

         WHEREAS, Sellers own the Coal Reserves that were acquired from USM pursuant to deeds executed and delivered by USM pursuant to that certain Asset Purchase Agreement dated May 23, 2003, by and among PinnOak and the USS Entities (the "USS Agreement");

         WHEREAS, each Seller is qualified to do business in the states where it owns such property;

         WHEREAS, this Agreement contemplates a transaction in which Buyer will purchase Sellers' right, title and interests in and to the Coal Reserves, appurtenant surface rights and Access Easements in return for the consideration specified herein and Affiliates of Sellers will lease the same back from Buyer (and the obligations of such Affiliates under such leases will be guaranteed by PinnOak) on the terms and conditions herein specified.

         NOW, THEREFORE, in consideration of the premises and the mutual promises herein made, and in consideration of the representations, warranties, and covenants herein contained, the Parties agree as follows:

                                   ARTICLE I

                         DEFINITIONS AND INTERPRETATIONS

         1.1 Definitions. Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement shall have the meanings set forth in Section 1.1 of Exhibit A.

         1.2 Interpretations. Unless expressly provided to the contrary in this Agreement, this Agreement shall be interpreted in accordance with the provisions set forth in Section 1.2 of Exhibit A.

                                   ARTICLE II

                           PURCHASE AND SALE OF ASSETS

         2.1 Purchase and Sale. Subject to the terms and conditions of this Agreement, Sellers agree to sell to Buyer and Buyer agrees to purchase from Sellers all of Sellers' right, title and interest in the following (all of which are collectively referred to as the "Assets"):

              (a) The coal reserves within the Pinnacle No. 50 Mine located in McDowell and Wyoming Counties, West Virginia (the "WV Coal Reserve"), the location of which coal reserves is more specifically depicted in Exhibit B-1;

              (b) The coal reserves within the Oak Grove Mine located in Jefferson County, Alabama (the "AL Coal Reserve" and, collectively with the WV Coal Reserve, the "Coal Reserves"), the location of which coal reserves is more specifically depicted in Exhibit B-2;

              (c) the easements, in the form of Exhibit E and Exhibit F attached hereto, pursuant to which each Seller grants to Buyer's then-current lessee of the applicable Coal Reserve a non-exclusive easement over the Retained Property for the purpose of allowing any such lessee access, ingress, egress and rights of way with respect to such Coal Reserve (collectively, the "Access Easements"); and

              (d) copies of records in the possession of Sellers pertaining to the Coal Reserves, including maps, files, reserve information and other similar materials pertaining to the Coal Reserves (the "PinnOak Records").

For avoidance of doubt, the Assets shall not include any of the following: (a) the inventories owned by Sellers or any Affiliate of Sellers (including inventories of extracted coal and other raw materials and supplies) that are located on or are in transit to the Mines (although Buyer shall receive all royalty attributable to any inventories of extracted coal, to the extent such inventories are sold after the Closing Date), (b) preparation plants, buildings, infrastructure, machinery, equipment, vehicles, furniture, supplies, replacement parts, tools and any other tangible personal property or other assets relating to the operation of the Mines that are owned or leased by either Seller or any Affiliate of either Seller, whether located on or in transit to the Mines or located elsewhere, (c) any leases, licenses, coal sale agreements, supply agreements, railroad agreements and any other agreements or contracts not specifically listed in Exhibit B-1 or Exhibit B-2 to which either Seller or its Affiliates are a party, whether written or oral, (d) any governmental licenses or permits relating to the Assets or the operation of any business conducted by either Seller or its Affiliates, (e) any accounts, accounts receivable, notes and notes receivable, reclamation and performance bonds, deposit, pre-paid rentals and royalties, cash and cash equivalents and other securities and instruments, and (f) the Retained Property (as defined in Section 9.3(a) below). The foregoing list of excluded Assets is not exhaustive, it being the intent of the Parties to exclude from the transaction contemplated hereby any asset or interest of Sellers not specifically identified above as an Asset.

         2.2 Purchase Price. In consideration for the Assets, Buyer agrees to deposit with the Escrow Agent pursuant to the terms of the Escrow Agreement on the date hereof (the "Closing Date") $58,000,000 (the "Purchase Price") payable by wire transfer of immediately available funds.

         2.3 The Closing. The closing of the transactions contemplated by this Agreement (the "Closing") shall take place via facsimile delivery of documents and receipt of documents previously sent by overnight courier service, if any. All of the deliveries of documents that are contemplated by this Agreement to be made at the Closing shall be delivered to the applicable Party or Parties by (i) overnight courier service for delivery on the Closing Date or (ii), if delivery by overnight courier service on the Closing Date is not practicable, then by facsimile on the Closing Date, with original executed documents delivered on the next succeeding business day. Any documents to be delivered to a Party on the Closing Date will be delivered and held in escrow until the Parties communicate via telephone to confirm delivery of all documents and consummation of all other actions contemplated by this Article II.

         2.4 Deliveries at the Closing. At the Closing, (a) Sellers will deliver to Buyer, and Buyer will deliver to Sellers, the various certificates, instruments, and documents referred to in Section 9.13, (b) Sellers will execute and deliver to the Escrow Agent one or more special warranty deeds substantially in the form attached as Exhibit B-1 and Exhibit B-2 that are necessary to convey the Coal Reserves, together with any transfer tax declarations, disclosures or forms required by applicable law, (c) two Affiliates of Sellers will execute and deliver to the Escrow Agent and Buyer will execute and deliver to the Escrow Agent the Lease Agreements substantially in the form attached as Exhibit C with regard to the separate leases of the AL and WV Coal Reserves, (d) Sellers will deliver to Buyer within sixty (60) days after the Closing Date copies of all of the PinnOak Records, (e) each Seller will execute and deliver to Buyer the applicable Access Easement, (f) PinnOak and each Seller will deliver to Buyer a certificate as to resolutions approving the transactions contemplated by this Agreement, good standing of such entity and authority of officers to sign documents in connection with this Agreement, (g) Buyer will deliver to PinnOak and each Seller a certificate as to resolutions approving the transactions contemplated by this Agreement, good standing of Buyer and authority of officers to sign documents in connection with this Agreement and (h) Buyer will deliver the Purchase Price by wire transfer to the Escrow Agent.

         2.5 Escrow. On July 11, 2003 (the "Escrow Release Date"), the Escrow Agent shall deliver the appropriate deliveries to the applicable Parties pursuant to the terms of the Escrow Agreement. Title to the Coal Reserves shall not pass to Buyer until the Escrow Release Date.

                                  ARTICLE III

              REPRESENTATIONS AND WARRANTIES OF PINNOAK AND SELLERS

         3.1 Representations as to PinnOak, Sellers and Transaction. PinnOak and Sellers represent and warrant to Buyer as follows:

              (a) Organization of PinnOak and Sellers. PinnOak and each Seller are limited liability companies duly organized, validly existing, and in good standing under the Laws of the State of Delaware. PinnOak and each Seller are duly qualified and in good standing to do business in each jurisdiction in which the nature of the business conducted by them or the ownership or leasing of their properties makes such qualification necessary, except where the failure to qualify would not have a Material Adverse Effect and would not affect PinnOak's or either Seller's ability to consummate the transactions contemplated by this Agreement. PinnOak owns a 100% membership interest in each Seller, and such membership interests have been duly authorized and validly issued in accordance with the limited liability company agreements of each Seller and are fully paid and non-assessable. PinnOak owns the membership interests free and clear of all Encumbrances, except for Encumbrances in connection with the New Credit Facility.

              (b) Authorization of Transaction. PinnOak and each Seller have full limited liability company power and authority to execute and deliver this Agreement and to perform their obligations under this Agreement. This Agreement constitutes the valid and legally binding obligation of PinnOak and each Seller enforceable in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally, and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(c) Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which PinnOak, either Seller, or any of the Assets, is subject or any provision of PinnOak's or either Seller's Organizational Documents or (ii) other than the notice that must be provided to USS pursuant to Section 10.15 of the USS Agreement, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which PinnOak or either Seller is a party or by which PinnOak or either Seller or any of the Assets are bound or to which any of their assets (including the Assets) are subject, except (x) for required consents to transfer and related provisions and any other third party approvals or consents contemplated by this Agreement, and (y) where the violation, conflict, default, breach, acceleration, termination, modification, cancellation, failure to give notice, right to payment or other compensation, Encumbrance or other occurrence would not have a Material Adverse Effect on the ability of PinnOak or either Seller to consummate the transactions contemplated by this Agreement. Neither PinnOak nor either Seller need give notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order for the Parties to consummate the transactions contemplated by this Agreement, except where the failure to give notice, to file, or to obtain any authorization, consent, or approval would not have a Material Adverse Effect or would not materially adversely affect the ability of PinnOak or either Seller to consummate the transactions contemplated by this Agreement.

              (d) Brokers' Fees. Neither PinnOak, Sellers nor any of their Affiliates have any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Buyer could become liable or obligated.

              (e) Solvency. As of the date of this Agreement, and after consummation of the transactions contemplated by this Agreement, neither PinnOak nor either Seller is insolvent or unable to pay its debts and has not made a general assignment with or for the benefit of its creditors, and no proceeding under any bankruptcy, insolvency or reorganization law has been commenced by or with respect to PinnOak or either Seller.

              (f) Compliance with USS Agreement. PinnOak is in compliance in all material respects with Section 10.15 of the USS Agreement. PinnOak's Debt to Applicable EBITDA Ratio (as defined in the USS Agreement), after giving pro forma effect to the transactions contemplated by this Agreement, is equal to or less than 4 to 1, and no consent from USS is necessary to consummate this transaction.

              (g) New Credit Facility. PinnOak and Sellers have entered into a credit agreement with Wells Fargo Foothill, Inc. (the "New Credit Facility") under which $25 million of credit will be made available pursuant to a borrowing base facility. PinnOak and Sellers are required by the lenders under the New Credit Facility to have $5 million of excess capacity at the closing of the New Credit Facility.

              (h) PinnOak Balance Sheet. Attached as Exhibit I is management's good faith estimate of the expected July 1, 2003 balance sheet of PinnOak, assuming the closing of the transactions contemplated by the USS Agreement and the New Credit Facility (the "Balance Sheet"). The Balance Sheet was prepared by management in good faith and accurately reflects in all material respects the estimated expected financial condition of PinnOak as of the date thereof; provided that the Balance Sheet does not reflect purchase accounting adjustments or other normal year-end adjustments or contain footnotes.

         3.2 Representations and Warranties Concerning the Assets. PinnOak and each Seller represent and warrant to Buyer as follows:

              (a) Title to the Coal Reserves. The Assets are free and clear of all Encumbrances, except for (i) Permitted Encumbrances and (ii) Encumbrances which do not have a Material Adverse Effect. PinnOak and each Seller have delivered or made available to Buyer all material title reports, title insurance policies, title commitments, title opinions and title abstracts relating to the Coal Reserves (the "Title Information") which are in the possession and control of PinnOak or either Seller. All Title Information is true and accurate except to the extent such inaccuracy would not have a Material Adverse Effect.

              (b) No Adverse Claims. There are no adverse claims to any of the Coal Reserves except for (i) Permitted Encumbrances and (ii) those claims which would not have a Material Adverse Effect. There are no eminent domain, zoning or condemnation proceedings pending, or to PinnOak's and Sellers' Knowledge, threatened against any of the Coal Reserves, except such proceedings that would not have a Material Adverse Effect.

              (c) Tax Matters. Except as would not have a Material Adverse
Effect:


                 (i) There is no dispute or claim concerning any Tax liability with respect to the Assets claimed or raised by any authority in writing and for which Buyer would be responsible.

                 (ii) There are no outstanding agreements or waivers extending the statutory period of limitations applicable to any Tax Returns required to be filed by or with respect to the Assets and for which Buyer may be responsible.

                 (iii) Each Seller and, to each Sellers Knowledge, its
              predecessor in title, has filed all Tax Returns with respect to the Assets owned by each such Seller and that were required to be filed and such Tax Returns (with respect to such assets) are accurate in all respects. All Taxes shown as due with respect to the Assets on any such Tax Returns filed by either Seller have been paid.

                 (iv) No special assessments for improvements are outstanding or have been completed as of the date of this Agreement.

              (d) Litigation. None of the Assets (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is the subject of any action, suit, proceeding, hearing, or investigation of, in, or before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction, or is the subject of any pending or, to Sellers' Knowledge, threatened claim, demand, or notice of violation or liability from any Person, except where any of the foregoing would not have a Material Adverse Effect.

              (e) Environmental Matters.

                 (i) With respect to the Assets, PinnOak and each Seller are in compliance with all applicable federal, state and local Laws (including common law) relating to the protection of the environment as in effect on or before the date of this Agreement, including, without limitation, the Surface Mining Control and Reclamation Act of 1977, 30 U.S.C. section 1201 et seq., the Comprehensive Environmental Response,

              Compensation, and Liability Act of 1980, as amended, 42 U.S.C.
              section 9601, et seq. ("CERCLA"), the Resource Conservation and Recovery Act of 1976, as amended, 42 U.S.C. section 6901, et seq., the Clean Air Act, as amended, 42 U.S.C. section 7401, et seq., the Federal Water Pollution Control Act, as amended, 33 U.S.C.
              section 1251, et seq., and the Oil Pollution Act of 1990, 33 U.S.C. section 2701, et seq. and the statutes, regulations, rules and orders of all agencies responsible for supervision and enforcement of environmental and mining laws of Alabama and West Virginia (collectively, the "Environmental Laws" and individually an "Environmental Law"), except for such instances of noncompliance that do not have a Material Adverse Effect.

                 (ii) Sellers' Affiliates that are parties to the Lease
              Agreements have obtained all or, pending obtainment, are operating under USS' permits, licenses, franchises, authorities, consents, and approvals, and have made all filings and maintained all material information, documentation, and records, as necessary under applicable Laws including Environmental Laws for operating the Assets and the related business as it is presently conducted, or contemplated to be conducted, and all such permits, licenses, franchises, authorities, consents, approvals, and filings remain in full force and effect, except for such matters that do not have a Material Adverse Effect.

                 (iii) Except as does not have a Material Adverse Effect, (A)
              there are no pending or, to PinnOak's and Sellers' Knowledge, threatened claims, demands, actions, administrative proceedings or lawsuits against PinnOak or either Seller or their predecessor in title with respect to the Assets under any Environmental Laws and Seller has no Knowledge (without any obligation of due inquiry) of facts which would give rise to the same and (B) none of the Assets are subject to any outstanding injunction, judgment, order, decree or ruling, under any Environmental Laws.

                 (iv) Neither PinnOak nor either Seller has received any written notice that PinnOak, Sellers or their predecessor in title, with respect to the Assets, is or may be a potentially responsible party under CERCLA or any analogous state law in connection with any site actually or allegedly containing or used for the treatment, storage or disposal of Hazardous Substances.

         3.3 Limitations of Representations and Warranties.

              (a) BUYER ACKNOWLEDGES THAT NEITHER PINNOAK NOR EITHER SELLER HAS MADE REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT.

              (b) WITHOUT LIMITING THE ABOVE, NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PINNOAK NOR EITHER SELLER MAKES, AND DISCLAIMS ANY, REPRESENTATION OR WARRANTY, WHETHER EXPRESS OR IMPLIED, AND WHETHER BY COMMON LAW, STATUTE, OR OTHERWISE REGARDING ALL GEOLOGICAL DATA, RESERVE OR RESOURCE DATA, SUFFICIENCY OF MINING RIGHTS (EXCEPT AS EXPRESSLY SET FORTH IN SECTION 3.2(a) ABOVE), PROCESSING CAPABILITIES OF THE ASSETS, MINEABILITY OF COAL, QUALITY OF COAL RESERVES AND INVENTORIES. THE ACREAGES OF THE COAL RESERVES SET FORTH IN THIS AGREEMENT ARE APPROXIMATIONS AND ANY REPRESENTATION OR WARRANTY WITH RESPECT THERETO IS DISCLAIMED.

                                   ARTICLE IV

                     REPRESENTATIONS AND WARRANTIES OF BUYER

         4.1 Representations and Warranties of the Buyer. Buyer hereby represents and warrants to PinnOak and each Seller as follows:

              (a) Organization of the Buyer. Buyer is a limited liability company duly organized, validly existing, and in good standing under the Laws of the State of Delaware.

              (b) Authorization of Transaction. Buyer has full limited liability company power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement. This Agreement constitutes the valid and legally binding obligation of the Buyer, enforceable in accordance with its terms and conditions, subject, however, to the effects of bankruptcy, insolvency, reorganization, moratorium, or similar Laws affecting creditors' rights generally and to general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Authority in order to consummate the transactions contemplated by this Agreement, except notices, filings, authorizations, consents or approvals, the failure of which to make or obtain would not have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

              (c) Noncontravention. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will
(i) violate any statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any Governmental Authority to which Buyer is subject or any provision of its Organizational Documents or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any Party the right to accelerate, terminate, modify, or cancel, or require any notice, approval or consent under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject, except for such violations, defaults, breaches, or other occurrences that do not, individually or in the aggregate, have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

              (d) Solvency. As of the date of this Agreement, and after consummation of the transactions contemplated by this Agreement, Buyer is not insolvent or unable to pay its debts and has not made a general assignment with or for the benefit of its creditors, and no proceeding under any bankruptcy, insolvency or reorganization law has been commenced by or with respect to Buyer.

                                   ARTICLE V

                 PRE-CLOSING COVENANTS [INTENTIONALLY OMITTED]



                                   ARTICLE VI

                             POST-CLOSING COVENANTS

         6.1 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Parties reasonably may request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Article VIII).

         6.2 Delivery and Retention of Records. On or before sixty (60) days after the Closing Date, at Buyer's request, Sellers will deliver or cause to be delivered to Buyer at its office in Huntington, West Virginia or such other mutually agreeable location, the PinnOak Records. Each Seller (and its successors and assigns) may retain a copy of the PinnOak Records to the extent that they relate to the operation of their respective businesses. Buyer agrees to (a) hold the PinnOak Records and not to destroy or dispose of any portion thereof for a period of ten years from the Closing Date or such longer time as may be required by Law, provided that, if it desires to destroy or dispose of such PinnOak Records during such period, it will first offer in writing at least sixty (60) days before such destruction or disposition to surrender them to the Sellers and if the Sellers do not accept such offer within twenty (20) days after receipt of such offer, Buyer may take such action and (b) following the Closing Date to afford (i) each Seller, (ii) each Seller's successors and assigns and (iii) any of their accountants, and counsel, during normal business hours, upon reasonable request, at any time, full access to the PinnOak Records and to Buyer's employees at no cost to either Seller (other than for reasonable out-of-pocket expenses); provided that such access will not be construed to require the disclosure of PinnOak Records that would cause the waiver of any attorney-client, work product or like privilege; provided, further, that in the event of any litigation nothing herein shall limit any Party's rights of discovery under applicable Law. Nothing herein shall impose any liability upon Buyer in the event of destruction or loss of any PinnOak

Records as a result of casualty. Buyer agrees to provide either Seller and its successors and assigns and their Affiliates involved in the coal mining business reasonable access to the PinnOak Records after the Closing Date in order for either Seller to comply with its obligations under this Agreement (including without limitation the preparation of any required tax returns and to comply with any indemnity obligations), to conduct any historical audit of the financial statements of such Seller in accordance with generally accepted accounting principles, in connection with any dispute under the USS Agreement or to enforce its rights thereunder and, to the extent required, to perform any obligations or to receive any benefits associated with any of its other assets and liabilities.

         6.3 Confidentiality. From and after the Closing Date and subject to the last sentence of Section 11.2 hereof, unless otherwise required by federal or state securities laws, any non-public information concerning either Seller or its Affiliates that Buyer may obtain from Sellers, their Affiliates or their respective representatives (whether before or after the date of this Agreement), shall be kept confidential by Buyer, and Buyer shall not disclose any such information to any third party other than its officers, directors, employees and advisors whose knowledge thereof is necessary in order to facilitate the consummation of the transactions contemplated hereby or use such information to the detriment of Sellers and their Affiliates; provided that (a) Buyer may use and disclose any such information once it has been publicly disclosed (other than by Buyer in breach of its obligations under this Section 6.3) or that rightfully has come into the possession of Buyer (other than from Sellers, their Affiliates or their respective representatives) and (b) to the extent that Buyer may disclose such information pursuant to a subpoena or court order it shall use all commercially reasonable efforts, and shall have afforded Sellers a reasonable opportunity to obtain an appropriate protective order, or other satisfactory assurance of confidential treatment, for the information compelled to be disclosed. The Parties hereby acknowledge and agree that the provisions of this Section 6.3 supercede the provisions set forth in any prior confidentiality agreements between the Parties.

         6.4 Notice Pursuant to USS Agreement. PinnOak agrees to deliver the notice and any other documents required to be delivered to USS pursuant to
Section 10.15 of the USS Agreement.

         6.5 Use of Proceeds. PinnOak and Sellers agree to use the proceeds from the Purchase Price in a manner consistent in all material respects with that set forth on Exhibit J, subject to disbursements made in accordance with the Escrow Agreement.

                                  ARTICLE VII

                  CONDITIONS PRECEDENT [INTENTIONALLY OMITTED]



                                  ARTICLE VIII

                       REMEDIES FOR BREACHES OF AGREEMENT

         8.1 Survival of Representations, Warranties and Certain Covenants. The representations and warranties of PinnOak and Sellers contained in Article III, as well as the certificates delivered pursuant to Section 2.4, shall survive the Closing under this Agreement for a period of two years after the Closing Date. The representations and warranties of Buyer contained in Article IV, as well as the certificates delivered pursuant to Section 2.4, shall survive the Closing for a period of two years after the Closing Date. The covenants contained in this Agreement to be performed after the Closing shall survive the Closing indefinitely.

         8.2 Indemnification Provisions for Benefit of the Buyer.

              (a) PinnOak and Sellers shall indemnify and hold Buyer harmless from and against any and all Adverse Consequences whatsoever arising out of or resulting from:

                 (i) Any breach of warranty or misrepresentation by PinnOak or either Seller or the nonperformance of any covenant or obligation to be performed by PinnOak or either Seller to the extent that and only to the extent that (A) there is an applicable survival period pursuant to Section 8.1; and that (B) Buyer makes a written claim for indemnification against PinnOak or Sellers pursuant to Section
              11.6 within such survival period;

                 (ii) Any liability arising out of the ownership, conduct or operation of the Assets prior to the Closing Date to the extent that Buyer makes a written claim for indemnification against Sellers pursuant to section 11.6 within two years of the Closing Date;

                 (iii) Any claim which may be asserted against Buyer or any of the Assets by any of PinnOak's or Sellers' employees, independent contractors, their employees, or agents with respect to liabilities incurred by or on PinnOak's or Sellers' behalf prior to the Closing Date, whether covered by a collective bargaining agreement or not, including labor costs, severance pay, pension benefits, employee benefits, workers' compensation, vacation and holiday benefits, sick pay, multiemployer withdrawal liability, any and all employee benefits, and any other costs associated therewith; and/or

                 (iv) Any attempt (whether or not successful) by any person to cause or require Buyer to pay or discharge any debt, obligation or liability relating to PinnOak or either Seller not associated with the Assets.

              (b) Limitations of Indemnification. The following limitations shall apply with regard to PinnOak's and Sellers' obligations to indemnify Buyer Indemnitees pursuant to this Section 8.2:

                 (i) Sellers' liability under this Agreement shall not exceed
              20% of the Purchase Price paid in accordance with Section 2.2 (the "Liability Cap"). The limitations on PinnOak's and Sellers' indemnification obligations set forth in the prior sentence shall not apply to losses resulting from fraud or willful misconduct by PinnOak or either Seller.

                 (ii) PinnOak and Sellers will have no liability under this
              Agreement, unless and until the aggregate Adverse Consequences for which Buyer Indemnitees are entitled to recover under this Agreement exceeds 1% of the Purchase Price paid in accordance with
              Section 2.2 (the "Threshold Amount"); provided, however, once such amount exceeds the Threshold Amount, Buyer Indemnitees will be entitled to recover all amounts to which they are entitled in excess of the Threshold Amount, subject to the limitations set forth in (i) above.

                 (iii) Buyer acknowledges and agrees that the indemnification provisions in this Article VIII and the termination rights in
              Section 10.1 shall be the exclusive remedies of the Buyer, Buyer Indemnitees and their Affiliates with respect to the transactions contemplated by this Agreement.

         8.3      Indemnification Provisions for Benefit of PinnOak and Sellers.

              (a) Buyer shall indemnify and hold PinnOak and Sellers forever harmless from and against all Adverse Consequences whatsoever arising out of or resulting from:

                 (i) Any breach of warranty or misrepresentation by Buyer
              contained herein, or the non-performance of any covenant or obligation to be performed by Buyer to the extent that and only to the extent that (A) there is an applicable survival period pursuant to Section 8.1; and that (B) PinnOak or either Seller makes a written claim for indemnification against Buyer pursuant to Section 11.6 within such survival period; or

                 (ii) The ownership, conduct or operation of the Assets from and after the Closing Date.

              (b) Limitations of Indemnification. The following limitations shall apply with regard to Buyer's obligations to indemnify Seller Indemnitees pursuant to this Section 8.3:

                 (i) Buyer's and its Affiliates' liability under this Agreement shall not exceed the Liability Cap. The limitations on Buyer's indemnification obligations set forth in the prior sentence shall not apply to losses resulting from fraud or willful misconduct by Buyer.

                 (ii) Buyer and its Affiliates will have no liability for any
              Adverse Consequences, unless and until the aggregate Adverse Consequences for which Seller Indemnitees are entitled to recover under this Agreement exceeds the Threshold Amount; provided, however, once such amount exceeds the Threshold Amount, Seller Indemnitees will be entitled to recover all amounts to which they are entitled in excess of the Threshold Amount, subject to the limitations set forth in (i) above.

                 (iii) PinnOak and each Seller acknowledge and agree that the indemnification provisions in this Article VIII and the termination rights in Section 10.1 shall be the exclusive remedies of PinnOak, Sellers, Seller Indemnitees and their Affiliates with respect to the transactions contemplated by this Agreement.

         8.4      Matters Involving Third Parties.

              (a) If any third party shall notify any Party (the "Indemnified Party") with respect to any matter (a "Third Party Claim") that may give rise to a right to claim for indemnification against any other Party (the "Indemnifying Party") under Section 8.2 or Section 8.3, then the Indemnified Party shall promptly (and in any event within five (5) business days after receiving notice of the Third Party Claim) notify the Indemnifying Party thereof in writing.

              (b) The Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party; provided, however, that the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably) unless the judgment or proposed settlement involves only the payment of money damages not exceeding the Liability Cap and does not impose an injunction or other equitable relief upon the Indemnified Party.

              (c) Unless and until the Indemnifying Party assumes the defense of the Third Party Claim as provided in subsection 8.4(b), the Indemnified Party may defend against the Third Party Claim in any manner it reasonably may deem appropriate.

              (d) In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party which consent shall not be withheld unreasonably.

         8.5 Determination of Amount of Adverse Consequences. The Adverse Consequences giving rise to any indemnification obligation hereunder shall be limited to the actual loss suffered by the Indemnified Party (i.e., reduced by any insurance proceeds or other payment or recoupment received, realized or retained by the Indemnified Party as a result of the events giving rise to the claim for indemnification), net of any reduction in Taxes of the Indemnified Party (or the affiliated group of which it is a member) occasioned by such loss or damage. Upon the request of the Indemnifying Party, the Indemnified Party shall provide the Indemnifying Party with information sufficient to allow the Indemnifying Party to calculate the amount of the indemnity payment in accordance with this Section 8.5. An Indemnified Party shall take all reasonable steps to mitigate damages in respect of any claim for which it is seeking indemnification and shall use reasonable efforts to avoid any costs or expenses associated with such claim and, if such costs and expenses cannot be avoided, to minimize the amount thereof.

         8.6 Arbitration. In the event the Parties are unable to agree on liability for any asserted indemnification obligation or the amount of any indemnification obligation hereunder, the determination thereof shall be arbitrated as follows:

              (a) Arbitration Demand. Either Party may demand arbitration in writing within thirty (30) days after the Indemnifying Party either (i) disputes in writing the liability or amount of an asserted indemnification obligation or
(ii) fails to pay the same within thirty (30) days of demand for payment of same, which demand for arbitration shall include the name of the arbitrator appointed by the Party demanding arbitration, together with a statement of the matter in controversy and the amount sought as the indemnity obligation.

              (b) Arbitration Procedure. Within thirty (30) days after such demand, the other Party shall advise the first Party in writing of the name of its arbitrator and its response to the first Party's statement. The two arbitrators so selected shall name a third party arbitrator from a list submitted by the American Arbitration Association within fifteen (15) days or, in lieu of such agreement on a third arbitrator by the two arbitrators so appointed, a third arbitrator shall be appointed by the American Arbitration Association. Unless otherwise provided herein, each Party shall bear his own arbitration costs and expenses.

         The arbitration hearing shall be held at Huntington, West Virginia, on fifteen (15) days' notice to the parties, in compliance with and pursuant to the provisions of the rules of the American Arbitration Society. The sole issues before the arbitrators will be: (1) whether an indemnity obligation has been properly triggered and asserted by the Parties; (2) whether one Party owes the other Party an indemnity obligations; and (3) if issues 1 and 2 have been answered affirmatively, the amount of the indemnity obligation owed. In regard to this issue 3, the amount of any indemnity obligation that the arbitrators determine to be owed must be either the amount specified by Buyer or the amount specified by Seller.

         The arbitration hearing shall be concluded within three (3) days unless otherwise ordered by the arbitrators and the award thereon shall be made within fifteen (15) days after the close of the submission of evidence. An award rendered by a majority of the arbitrators appointed pursuant to this agreement shall be final and binding on all parties to the proceeding during the period of this Agreement, and judgment on such award may be entered by either Party in the highest court, state or federal, having jurisdiction.

         The Parties stipulate that the provisions hereof shall be a complete defense to any suit, action or proceeding instituted in any federal, state, or local court or before any administrative tribunal with respect to any controversy or dispute arising during the period of this Agreement and which is arbitrable as herein set forth. The arbitration provisions hereof shall, with respect to such controversy or dispute, survive the termination or expiration of this Agreement.

         8.7 Tax Treatment of Indemnity Payments. All indemnification payments made under this Agreement, including any payment made under Article VIII, shall be treated as purchase price adjustments for Tax purposes.

                                   ARTICLE IX

                                   TAX MATTERS

         9.1 Post-Closing Tax Returns. Buyer shall prepare or cause to be prepared and file or cause to be filed any Post-Closing Tax Returns with respect to the Assets. Except as set forth in Section 9.3 below, Buyer shall pay (or shall cause to be paid) any Taxes due with respect to such Post-Closing Tax Returns.

         9.2 Pre-Closing Tax Returns. Seller shall prepare or cause to be prepared and file or cause to be filed all Pre-Closing Tax Returns with respect to the Assets. Seller shall pay (or cause to be paid) any Taxes due with respect to such Tax Returns.

         9.3 Allocation of Ad Valorem Taxes . Ad valorem real property taxes on the Assets for all years prior to the current tax upon shall be paid by PinnOak and Sellers. Ad valorem real property taxes on the Assets for the current year shall be paid as provided in the Lease Agreements. It is acknowledged by the Parties that:

              (a) Without limiting Section 2.1 or any other provision of this Agreement, it is the intent of the Parties that the Assets not include:

                 (i) the surface, buildings and improvements thereon which are owned by either Seller or an Affiliate of either Seller (the "Retained Property"); and

                 (ii) certain property rights and interests of other parties
              (the "Other Interests");

              (b) The Retained Property will at sometime hereafter be subject to assessment for taxation as personal property or as part of the leasehold estate being created under the Lease Agreements.

              (c) The Other Interests will at sometime hereafter be subject to assessment separate from the Assets; and

              (d) The County Assessor (or other appropriate assessing official) of the Counties in the jurisdictions in which the Coal Reserves, Retained Property and Other Interests are located may not separately assess the Coal Reserves from the Retained Property or Other Interests until the applicable next assessment date (being July 1st in West Virginia and October 1 in Alabama) following the Closing Date. Accordingly, there may be at least one year during which the Coal Reserves may be assessed together with the Retained Property and Other Interests. For example, with respect to the WV Coal Reserves, if the Closing is in June 2003, the WV Coal Reserves and Retained Property in West Virginia may not be separately assessed until July 1, 2003 (for tax year 2004). As a result, the taxes for the year 2003 on the WV Coal Reserves would be combined with the taxes on the Retained Property and Other Interests in West Virginia. If the Coal Reserves, the Retained Property and Other Interests are not separately assessed, then Buyer shall submit to PinnOak and Sellers, as soon as possible after Buyer's receipt of the applicable tax bill, a statement for PinnOak's and Sellers' pro rata share of such taxes calculated by reasonably prorating the amount of Taxes for land with respect to other real property composing the tax parcel of which the Coal Reserves are a part and determining the portion of the Taxes applicable to the Other Interests and Retained Property based upon their relative values. PinnOak and Sellers may, within five (5) days after receipt of such statement, notify Buyer that they disagree with the proration set forth therein, in which case PinnOak, Sellers and Buyer shall thereafter cooperate in good faith to resolve the disagreement. If PinnOak, Sellers and Buyer are unable to resolve the disagreement within ten (10) days following PinnOak's and Sellers' notice of disagreement to Buyer, the disagreement shall be referred for resolution to a nationally recognized accounting firm mutually acceptable to PinnOak and Buyer. PinnOak and Sellers shall give to Buyer after PinnOak's and Sellers' receipt of Buyer's statement therefor and at least fifteen (15) days prior to the date payable without interest or penalty, a check payable to the appropriate County's Treasurer for the amount specified in the statement or, upon delivery of a paid receipt evidencing prior payment by Buyer to any such County's Treasurer of such sums as are due, PinnOak and Sellers shall reimburse Buyer for the amount specified. Upon such payment by PinnOak and Sellers, PinnOak and Sellers shall have such rights to be reimbursed for the portion of any refunds applicable to the Other Interests and Retained Property.

         9.4 Claims for Refund. Buyer shall not file any claim for refund of taxes with respect to the Assets for whole or partial taxable periods beginning before the Closing Date.

         9.5 Cooperation on Tax Matters.

              (a) Buyer, PinnOak and each Seller shall cooperate fully, as and to the extent reasonably requested by the other parties, in connection with the filing of Tax Returns and any audit, litigation or other administrative or judicial proceeding relating to liability for Taxes and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer, PinnOak and each Seller shall (i) retain all books and records that are in its possession with respect to Tax matters pertinent to the Assets relating to any whole or partial taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer, PinnOak or Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and
(ii) give the other Party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other Party so requests, Buyer, PinnOak or Seller, as the case may be, shall allow the other party to take possession of such books and records.

              (b) Buyer, PinnOak and each Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed upon the Assets (including, but not limited to, with respect to the transactions contemplated hereby).

         9.6 Certain Taxes. Sellers and Buyer shall cooperate in the preparation, execution, and filing of all returns, questionnaires, applications or other documents regarding any transfer (including without limitation, stock transfer), recording, documentary, sales, use, stamp, registration and other similar taxes and fees ("Transfer Taxes" that become payable in connection with the transaction contemplated by this Agreement. Seller will prepare and buyer will file when recording its deeds all necessary tax returns and other documentation with respect to all such Transfer Taxes, and, if required by applicable Law, each Seller will, and will cause its Affiliates to, join in the execution of any such tax returns and other documentation. Notwithstanding anything set forth in this Agreement to the contrary, Sellers will be obligated to bear and shall pay at Closing, any Transfer Taxes incurred in connection with the transactions contemplated by this Agreement. Sellers agree to indemnify, defend and hold Buyer harmless for all such Transfer Taxes.

         9.7 Confidentiality. Any information shared in connection with Taxes shall be kept confidential, except as may otherwise be necessary in connection with the filing of Tax Returns or reports, refund claims, Tax audits, Tax claims and Tax litigation, or as required by Law.

         9.8 Audits. PinnOak, Sellers and Buyer shall provide prompt written notice to the others of any pending or threatened Tax audit, assessment or proceeding that it becomes aware of related to the Assets, Retained Property or Other Interests for whole or partial periods for which it may be indemnified by the other party hereunder or for which the other party may be responsible. Such notice shall contain factual information (to the extent known) describing the asserted Tax liability in reasonable detail and shall be accompanied by copies of any notice or other document received from or with any tax authority in respect of any such matters. If an indemnified party has knowledge of an asserted Tax liability with respect to a matter for which it may be indemnified hereunder and such party fails to give the indemnifying party prompt notice of such asserted Tax liability, then (a) if the indemnifying party is precluded by the failure to give prompt notice from contesting the asserted Tax liability in any forum, the indemnifying party shall have no obligation to indemnify the indemnified party for any Taxes arising out of such asserted Tax liability, and
(b) if the indemnifying party is not so precluded from contesting, but such failure to give prompt notice results in a detriment to the indemnifying party, then any amount which the indemnifying party is otherwise required to pay the indemnified party pursuant to this Section shall be reduced by the amount of such detriment, provided, the indemnified party shall nevertheless be entitled to full indemnification hereunder to the extent, and only to the extent, that such party can establish that the indemnifying party was not prejudiced by such failure. Section 9.10 shall control the procedure for Tax indemnification matters to the extent it is inconsistent with any other provision of this Agreement.

         9.9 Control of Proceedings. The party responsible for the Tax under this Agreement shall control audits and disputes related to such Taxes (including action taken to pay, compromise or settle such Taxes). Reasonable out of pocket expenses with respect to such contests shall be borne by PinnOak, Sellers and Buyer in proportion to their responsibility for such Taxes as set forth in this Agreement. Except as otherwise provided by this Agreement, the noncontrolling Party shall be afforded a reasonable opportunity to participate in such proceedings at its own expense.

         9.10 Powers of Attorney. Buyer shall provide PinnOak, Sellers and their Affiliates with such powers of attorney or other authorizing documentation as are reasonably necessary to empower them to execute and file Tax Returns they are responsible for hereunder, file refund and equivalent claims for Taxes they are responsible for, and contest, settle, and resolve any audits and disputes that they have control over under Section 9.8 (including any refund claims which turn into audits or disputes).

         9.11 Remittance of Refunds. If Buyer or any Affiliate of Buyer receives a refund of any Taxes attributable to a Pre-Closing Tax Period that PinnOak or either Seller is responsible for hereunder, or if PinnOak or either Seller or any Affiliate of PinnOak or either Seller receives a refund of any Taxes attributable to a Post-Closing Tax Period that Buyer is responsible for hereunder, the Party receiving such refund shall, within fifteen (15) days after receipt of such refund, remit it to the party who has responsibility for such Taxes hereunder, provided that notwithstanding anything herein to the contrary, if Buyer or any Affiliate of Buyer receives any refund arising out of the ownership or operation of the Assets prior to Closing, Buyer shall, within fifteen (15) days after receipt of such refund, remit it to Sellers, provided further that notwithstanding anything herein to the contrary, if PinnOak or either Seller or any Affiliate of PinnOak or either Seller receives any refund arising out of the ownership or operation of the Assets after Closing, PinnOak and Sellers shall, within fifteen (15) days after receipt of such refund, remit it to Buyer. For the purpose of this Section 9.11, the term "refund" shall include a reduction in Tax and the use of an overpayment as a credit or other tax offset, and receipt of a refund shall occur upon the filing of a return or an adjustment thereto using such reduction, overpayment or offset or upon the receipt of cash.

         9.12 Purchase Price Allocation. Prior to Closing, PinnOak, Sellers and Buyer shall attempt to agree upon the allocation of the Purchase Price among the Assets for all purposes (including Tax and financial accounting purposes). The Buyer, Sellers and their applicable Affiliates will file all Tax Returns (including amended Tax Returns and claims for refund) and information reports in a manner consistent with such agreed upon allocation.

         9.13 Closing Tax Certificate. At the Closing, PinnOak and each Seller shall deliver, to Buyer a certificate signed under penalties of perjury (i) stating that it is not a foreign corporation, foreign partnership, foreign trust or foreign estate, (ii) providing its U.S. Employer Identification Number and
(iii) providing its address, all pursuant to Section 1445 of the Code. At the Closing, Buyer shall deliver to PinnOak and each Seller a statement providing its U.S. Employment Identification Number and its address.

                                   ARTICLE X

                TERMINATION OF AGREEMENT [INTENTIONALLY OMITTED]


                                   ARTICLE XI

                                  MISCELLANEOUS

         11.1 Insurance. Buyer acknowledges and agrees that, following the Closing, the Insurance Policies of Sellers and their Affiliates may be terminated or modified to exclude coverage of all or any portion of the Assets by Sellers or their Affiliates and, as a result, Buyer acknowledges that the Assets will not be insured by Sellers. Buyer further acknowledges that Sellers only maintained such Insurance Policies (including self insurance and deductible levels) that they deemed necessary in their sole discretion or that were required by Law. Notwithstanding Section 11.1, if any claims are made or losses occur prior to the Closing Date that relate solely to the Asset and such claims, or the claims associated with such losses, properly may be made against the policies retained by Sellers or their Affiliates pursuant to Section 11.1 or under policies otherwise retained by Sellers or their Affiliates after the Closing, then, subject to any limitations under the Insurance Policies (including, without limitation, time restrictions on "claims made" policies), Seller shall use its reasonable commercial efforts so that Buyer can file, notice, and otherwise continue to pursue these claims pursuant to the terms of such policies; however nothing in this Agreement shall require either Seller to maintain or to refrain from asserting claims against or exhausting any retained policies and neither Seller shall be required to proceed against any direct or indirect self-insured primary insurance programs or policies of, or maintained by such Seller or any of its Affiliates, including arrangement with carriers for claims administration service under cost-plus reimbursement agreements, assumed retention, deductible or retrospective rating plans or other plans or arrangements to the extent that risk of loss thereunder is ultimately assumed or paid by such Seller.

         11.2 Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided that any Party may make any public disclosure it believes in good faith is required by applicable Law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will advise the other Parties before making the disclosure). Notwithstanding the foregoing, the parties (and each employee, representative, or other agent of the parties) may disclose to any and all persons, without limitation of any kind, the Tax treatment and any facts that may be relevant to the Tax structure of the transaction, provided, however, that no party (and no employee, representative, or other agent thereof) shall disclose any other information that is not relevant to understanding the Tax treatment and Tax structure of the transaction (including the identity of any party and any information that could lead another to determine the identity of any party), or any other information to the extent that such disclosure could result in a violation of any federal or state securities law.

         11.3 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

         11.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written approval of the other Party.

         11.5 Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but which together will constitute one and the same instrument.

         11.6 Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given two business days after it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

         If to the Buyer:                   WPP LLC
                                            c/o Natural Resource Partners L.P.
                                            Suite 300, 1035 Third Avenue
                                            Huntington, WV 25727
                                            Attn: Nick Carter
                                            Tel: (304) 522-5757
                                            Fax (304) 522 5401

         With copy to:                      WPP LLC
         -------------
                                            c/o Natural Resource Partners L.P.
                                            Suite 3600
                                            601 Jefferson Street
                                            Houston, TX 77002
                                            Attn: Wyatt Hogan
                                            Tel: (713) 751-7516
                                            Fax: (713) 650-0606

         If to PinnOak or Sellers:          c/o PinnOak Resources, LLC
         -------------------------
                                            601 Technology Drive
                                            Pointe Plaza, Suite 300
                                            Cannonsburg, PA  15317-9523
                                            Attention:  Benjamin Statler
                                            Tel:  (724) 743-3255
                                            Fax:  (724) 743-3251

                                            and

                                            Questor Management Company, LLC
                                            2000 Town Center, Suite 2450
                                            Southfield, MI  48075
                                            Attention:  Chief Operating Officer
                                            Tel:  (248) 213-2200
                                            Fax:  (248) 213-2215

                                            and

                                            Skadden, Arps, Slate, Meagher &
                                            Flom (Illinois)
                                            333 West Wacker Drive
                                            Chicago, Illinois  60606
                                            Attention:  Peter C. Krupp
                                            Tel:  (312) 407-0855
                                            Fax: (312) 407-0411

         Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the addresses set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient. Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

         11.7 Governing Law. This Agreement shall be governed by and construed in accordance with the domestic Laws of the State of Delaware without giving effect to any choice or conflict of law provision or rule (whether of the state of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the state of Delaware.

         11.8 Consent to Jurisdiction and Service of Process; Appointment of Agent for Service of Process. EACH PARTY TO THIS AGREEMENT HEREBY CONSENTS TO THE JURISDICTION OF THE UNITED STATES DISTRICT COURT

FOR THE DISTRICT OF DELAWARE AND ANY DELAWARE STATE COURT LOCATED IN THE CITY OF WILMINGTON AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY, OR ANY BUSINESS OR OTHER DISPUTES BETWEEN THE PARTIES (WHETHER SUCH ACTIONS OR PROCEEDINGS ARE BASED IN STATUTE, TORT, CONTRACT OR OTHERWISE), SHALL BE LITIGATED IN SUCH COURTS. EACH PARTY (A) CONSENTS TO SUBMIT ITSELF TO THE PERSONAL JURISDICTION OF SUCH COURTS FOR SUCH ACTIONS OR PROCEEDINGS, (B) AGREES THAT IT WILL NOT ATTEMPT TO DENY OR DEFEAT SUCH PERSONAL JURISDICTION BY MOTION OR OTHER REQUEST FOR LEAVE FROM ANY SUCH COURT, AND (C) AGREES THAT IT WILL NOT BRING ANY SUCH ACTION OR PROCEEDING IN ANY COURT OTHER THAN SUCH COURTS. EACH PARTY ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE AND IRREVOCABLE JURISDICTION AND VENUE OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREE TO BE BOUND BY ANY NON-APPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH SUCH ACTIONS OR PROCEEDINGS. A COPY OF ANY SERVICE OF PROCESS SERVED UPON THE PARTIES SHALL BE MAILED BY REGISTERED MAIL TO THE RESPECTIVE PARTY EXCEPT THAT, UNLESS OTHERWISE PROVIDED BY APPLICABLE LAW, ANY FAILURE TO MAIL SUCH COPY SHALL NOT AFFECT THE VALIDITY OF SERVICE OF PROCESS. IF ANY AGENT APPOINTED BY A PARTY REFUSES TO ACCEPT SERVICE, EACH PARTY AGREES THAT SERVICE UPON THE APPROPRIATE PARTY BY REGISTERED MAIL SHALL CONSTITUTE SUFFICIENT SERVICE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF A PARTY TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW.

         11.9 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY WAIVES ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT AND THE RELATIONSHIP THAT IS BEING ESTABLISHED. EACH PARTY ALSO WAIVES ANY BOND OR SURETY OR SECURITY UPON SUCH BOND WHICH MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF ANY OF THE OTHER PARTIES. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. EACH PARTY FURTHER WARRANTS AND REPRESENTS

THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE TRANSACTION CONTEMPLATED HEREBY. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

ACCORDINGLY, EACH PARTY ACKNOWLEDGES THAT IT HAS WAIVED ITS RIGHT TO SUE OR BE SUED IN TEXAS AND TO A JURY TRIAL. EACH PARTY HAS DISCUSSED THIS AGREEMENT WITH ITS COUNSEL AND AGREES TO BE BOUND BY ITS TERMS.

         11.10 Entire Agreement. This Agreement (including the documents referred to in this Agreement) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they have related in any way to the subject matter of this Agreement. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller.

         11.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

         11.12 Transaction Expenses. Each of Buyer and the Sellers will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

         IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.


                                    WPP LLC,
                                    a Delaware limited liability company

                                    By: NRP (Operating) LLC,
                                    its sole managing member,


                                    By:    /s/ Nick Carter
                                           ------------------------------------
                                    Title: President
                                           ------------------------------------


                                    PINNOAK RESOURCES, LLC,
                                    a Delaware limited liability company


                                    By:    /s/ Benjamin M. Statler
                                           -------------------------------------
                                    Title: President and Chief Executive Officer
                                           -------------------------------------


                                    PINNACLE LAND COMPANY, LLC,
                                    a Delaware limited liability company


                                    By:    /s/ Benjamin M. Statler
                                           -------------------------------------
                                    Title: President and Chief Executive Officer
                                           -------------------------------------


                                    OAK GROVE LAND COMPANY, LLC,
                                    a Delaware limited liability company


                                    By:    /s/ Benjamin M. Statler
                                           -------------------------------------
                                    Title: President and Chief Executive Officer
                                           -------------------------------------

                                    EXHIBIT A

                         DEFINITIONS AND INTERPRETATIONS


         1.1 Definitions. Unless otherwise provided to the contrary in this Agreement, capitalized terms in this Agreement shall have the following meanings:

         "Access Easements" has the meaning set forth in Section 2.1(c).

         "Adverse Consequences" means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, expenses, and fees, including court costs and attorneys' fees and expenses, but excluding lost profits, punitive, exemplary, special or consequential damages.

         "Affiliate" means, with respect to any specified Person, any other person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

         "Agreement" has the meaning set forth in the preface.

         "AL Coal Reserves" has the meaning set forth in Section 2.1.

         "Assets" has the meaning set forth in Section 2.1.

         "Buyer" has the meaning set forth in the preface.

         "Buyer Indemnitees" means, collectively, Buyer and its Affiliates and its and their officers, directors, employees, agents and representatives.

         "Closing" has the meaning set forth in Section 2.3.

         "Closing Date" has the meaning set forth in Section 2.2.

         "Coal Reserves" has the meaning set forth in Section 2.1(b).

         "Code" means the Internal Revenue Code of 1986, as amended, or any successor Law.

         "Encumbrance" means any mortgage, pledge, lien, encumbrance, servitude, restriction, easement, right-of-way, charge, other security interest, including any and all coal or mineral leases or surface leases on any Assets and including rights or obligations under any collective bargaining agreement.

         "Environmental Condition" means any condition at, on, under, within, or migrating to or from the Coal Reserves, in each case arising out of any Environmental Law and requiring Remedial Work.

         "Environmental Law" or "Environmental Laws" has the meaning set forth in Section 4.l(f)(i).

         "Escrow Agent" means the escrow agent under the Escrow Agreement.

         "Escrow Agreement" shall mean the form of Escrow Agreement attached hereto as Exhibit C.

         "Escrow Release Date" has the meaning set forth in Section 2.5.

         "Governmental Authority" means the United States and any state, county, city or other political subdivision, agency, court or instrumentality.

         "Hazardous Substance" means any material defined as a "hazardous substance" or "hazardous waste" under any Environmental Law.

         "Indemnified Party" has the meaning set forth in Section 8.4(a).

         "Indemnifying Party" has the meaning set forth in Section 8.4(a).

         "Insurance Policies" means those material policies of insurance which Seller or any of its Affiliates maintained with respect to the Assets prior to Closing.

         "Knowledge" means, in the case of Sellers, the actual knowledge of Benjamin M. Statler, Wally Schrage, Ronnie Marcum and Michael Nemser upon due inquiry and, in the case of Buyer, the actual knowledge of Nick Carter, Kevin Wall, Dwight Dunlap and Wyatt Hogan upon due inquiry.

         "Laws" means any statute, code, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any applicable Governmental Authority.

         "Lease Agreements" mean the leases of the Coal Reserves substantially in the form set forth in Exhibit C.

         "Liability Cap" has the meaning set forth in Section 8.2(b).

         "Material Adverse Effect" means any change or effect that, individually or in the aggregate with other changes or effects, is materially adverse to the ownership or value of the Assets taken as a whole, provided that in determining whether a Material Adverse Effect has occurred, the following changes or effects shall not be considered: (i) the coal mining industry generally (including, but not limited to, the price of coal and the costs associated with the mining, production and delivery of coal); (ii) United States or global economic conditions or financial markets in general, including changes in interest rates; (iii) the transactions contemplated by this Agreement; (iv) changes in Law, or any judgments, orders or decrees that apply generally to similarly situated persons; and (v) any change in or effect on the Assets which is cured (including by payment of money) before the earlier of the Closing and the termination of this Agreement pursuant to
Section 10.1.

         "Mines" means the Pinnacle No. 50 Mine located in McDowell and Wyoming Counties, West Virginia and the Oak Grove Mine located in Jefferson County, Alabama and related operations conducted on the Coal Reserves under the Lease Agreements.

         "New Credit Facility" has the meaning set forth in Section 3.1(g).

         "Obligations" means duties, liabilities and obligations, whether vested, absolute or contingent, known or unknown, asserted or unasserted, accrued or unaccrued, liquidated or unliquidated, due or to become due, and whether contractual, statutory or otherwise.

         "Ordinary Course of Business" means the ordinary course of business in all material respects consistent with the affected party's past custom and practice (including with respect to quantity and frequency).

         "Organizational Documents" means the articles of incorporation, certificate of incorporation, charter, bylaws, articles or certificate of formation, regulations, operating agreement, certificate of limited partnership, partnership agreement, and all other similar documents, instruments or certificates executed, adopted, or filed in connection with the creation, formation, or organization of a Person, including any amendments thereto.

         "Other Interests" has the meaning set forth in Section 9.3(a)(ii).

         "Permitted Encumbrances" means any of the following: (i) any liens for Taxes and assessments not yet due and payable or, if due and payable, that are being contested in good faith in the Ordinary Course of Business; (ii) any obligations or duties vested in any municipality or other Governmental Authority to regulate any Asset in any manner including obligations, duties, restrictions and limitations under all applicable Laws (including, without limitation, zoning, building and other similar Laws); (iii) liens reserved for either Seller's performance under leases, subleases, license and similar instruments,
(iv) with respect to the AL Coal Reserves, all Encumbrances listed on Exhibit G;
(v) with respect to the WV Coal Reserves, all Encumbrances listed on Exhibit H;
(vi) Encumbrances and other conveyances (including deeds, easements, leases and licenses) of record in the chain of title of Seller or its Affiliates and their predecessors in title; (vii) Encumbrances apparent from an inspection of the Assets; and (viii) easements, rights of way, restrictions and other similar encumbrances which, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the property subject thereto as it is currently being used or materially interfere with the ordinary conduct of the business. Notwithstanding the above paragraphs (iv), (v) and (vi), Permitted Encumbrances does not include Encumbrances consisting of mortgages, deeds of trust, pledges, liens or security interests.

         "Party" and "Parties" have the meanings set forth in the preface.

         "Person" means an individual or entity, including, without limitation, any corporation, association, joint stock company, trust, joint venture, limited liability company, unincorporated organization, or governmental entity (or any department, agency or political subdivision thereof).

         "PinnOak" has the meaning set forth in the preface.

         "PinnOak Records" has the meaning set forth in Section 2.1.

         "Post-Closing Tax Period" means any Tax period ending after the Closing Date.

         "Post-Closing Tax Return" means any Tax Return that is required to be filed with respect to a Post-Closing Tax Period.

         "Pre-Closing Tax Period" means any Tax periods hereof ending on or before the Closing Date.

         "Pre-Closing Tax Return" means any Tax Return that is required to be filed with respect to a Pre-Closing Tax Period.

         "Purchase Price" has the meaning set forth in Section 2.2.

         "Remedial Work" means all investigative, site monitoring, restoration, abatement, detoxification, containment, handling, treatment, removal, storage, decontamination, clean-up, transport, disposal or other ameliorative work, corrective action or response action required by (i) any Environmental Law, (ii) any order or request of any federal, state or local agency, or (iii) any final judgment, consent decree, settlement or compromise with respect to any Environmental Law.

         "Retained Property" has the meaning set forth in Section 9.3(a).

         "Sellers" has the meaning set forth in the preface.

         "Seller Indemnitees" means, collectively, Seller and its Affiliates and its and their officers, directors, employees, agents, and representatives.

         "Subsidiary" means, with respect to any relevant Person, any other Person that is (directly or indirectly) controlled and more than 90%-Owned (directly or indirectly) by the relevant Person.

         "Tax" or "Taxes" means any state or local ad valorem, real property or personal property tax, including any interest, penalty or addition thereto, whether disputed or not.

         "Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

         "Third Party Claim" has the meaning set forth in Section 8.4.

         "Threshold Amount" has the meaning set forth in Section 8.2(b).

         "Title Information" has the meaning set forth in Section 3.2(a).

         "USCS" means USS Coal Sales, LLC.

         "USM" means U.S. Steel Mining Company, LLC.

         "USS" means United States Steel Corporation.

         "USS Agreement" has the meaning set forth in the preface.

         "USS Entities" means collectively, USCS, USM and USS.

         1.2 Interpretations. Unless expressly provided for elsewhere in this Agreement, this Agreement shall be interpreted in accordance with the following provisions:

              (a) Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine, or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa.

              (b) If a word or phrase is defined, its other grammatical forms have a corresponding meaning.

              (c) A reference to a person, corporation, trust, estate, partnership, or other entity includes any of them.

              (d) The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

              (e) All references in this Agreement to articles, sections or subdivisions thereof shall refer to the corresponding article, section or subdivision thereof of this Agreement unless specific reference is made to such articles, sections, or subdivisions of another document or instrument.

              (f) A reference to any agreement or document (including, without limitation, a reference to this Agreement) is to the agreement or document as amended, varied, supplemented, novated or replaced, except to the extent prohibited by this Agreement or that other agreement or document.

              (g) No waiver by either Party of any default by the other Party in the performance of any provision, condition or requirement herein shall be deemed to be a waiver of, or in any manner release the other Party from, performance of any other provision, condition or requirement herein, nor shall such waiver be deemed to be a waiver of, or in any manner a release of, the other Party from future performance of the same provision, condition or requirement. Any delay or omission of either Party to exercise any right hereunder shall not impair the exercise of any such right, or any like right, accruing to it thereafter. The failure of either Party to perform its obligations hereunder shall not release the other Party from the performance of such obligations.

              (h) A reference to any party to this Agreement or another agreement or document includes the party's successors and assigns.

              (i) A reference to legislation or to a provision of legislation includes a modification or reenactment of it, a legislative provision substituted for it and a regulation or statutory instrument issued under it.

              (j) A reference to a writing includes a facsimile transmission of it and any means of reproducing of its words in a tangible and permanently visible form.

              (k) The words "hereof," "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.

              (l) The word "including" shall mean including without limitation.

              (m) The Exhibits identified in this Agreement are incorporated herein by reference and made a part of this Agreement.

              (n) The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.